Exhibit 10.20

Note: Certain portions have been omitted from this Agreement in accordance with a request for confidential treatment submitted to the Securities and Exchange Commission. Omitted information has been replaced with an asterisk. Omitted information has been filed separately with the Securities and Exchange Commission.

AMENDED AND RESTATED

V2500-A5

FLEET HOUR AGREEMENT

BETWEEN

IAE INTERNATIONAL AERO ENGINES AG

AND

ATLANTIC AIRCRAFT HOLDINGS LIMITED

THIS DOCUMENT CONTAINS INFORMATION PROPRIETARY TO IAE

CONFIDENTIAL

INDEX

RECITALS

CLAUSE 1	DEFINITIONS	4

CLAUSE 2	RESPONSIBILITIES OF THE PARTIES	5

CLAUSE 3	STANDARDS, SPECIFICATIONS AND BENIFITS	9

CLAUSE 4	ENGINE MAINTENANCE SERVICES, THE FHA SERVICE CHARGE AND OFF-WING RESTORATION CHARGE	10

CLAUSE 5	TITLE	11

CLAUSE 6	PRICE	12

CLAUSE 7	FHA OPTIONS	13

CLAUSE 8	PAYMENT	13

CLAUSE 9	TAXES AND LEVIES	14

CLAUSE 10	PERIOD OF FHA	15

CLAUSE 11	WARRANTIES	15

CLAUSE 12	EXCUSABLE DELAYS	17

CLAUSE 13	AMENDMENT	17

CLAUSE 14	ASSIGNMENT	17

CLAUSE 15	EXHIBITS	18

CLAUSE 16	HEADINGS	18

CLAUSE 17	NOTICES	18

CLAUSE 18	EXCLUSION OF OTHER PROVISIONS AND PREVIOUS UNDERSTANDINGS	19

CLAUSE 19	TERMINATION	19

CLAUSE 20	NEGATION OF WAIVER	19

CLAUSE 21	SEVERABILITY AND PARTIAL INVALIDITY	19

CLAUSE 22	GOVERNING LAW	20

CLAUSE 23	LIMITATION OF LIABILITY	20

CLAUSE 24	CONFIDENTIALITY	20

CLAUSE 25	ELIGIBLE ENGINE OPERATION BY GRUPO TACA AIRLINES	20

CLAUSE 26	ADDITION AND DELETION OF ELIGIBLE ENGINES	20

EXHIBIT 1	RESERVED	22

EXHIBIT 2	ESCALATION FORMULA	23

EXHIBIT 3	MONTHLY STATEMENT OF THRUST USAGE AND HOUR/CYCLE UTILIZATION	25

EXHIBIT 4	ENGINE MAINTENANCE PLAN	26

THIS DOCUMENT CONTAINS INFORMATION PROPRIETARY TO IAE

THIS AMENDED AND RESTATED V2500-A5 FLEET HOUR AGREEMENT (“FHA”) is made this December 18, 2008,

BETWEEN

IAE INTERNATIONAL AERO ENGINES AG	a joint stock company organized and existing under the laws of Switzerland, with an office and place of business at 400 Main Street, M/S 121-10, East Hartford, Connecticut, 06108 USA (hereinafter called “IAE”), and

ATLANTIC AIRCRAFT HOLDINGS LIMITED	a corporation organized and existing under the laws of The Bahamas, whose principal place of business is at King & George Streets, Nassau, Bahamas (hereinafter called “AAH”).

WHEREAS:

A.	As of the date hereof, (i) AAH has acquired or has firmly ordered an aggregate of [*] new Airbus A320 family aircraft and has options to purchase an additional [*] A320 family aircraft, all powered or to be powered by IAE V2500 aero engines and (ii) AAH has acquired or has firmly ordered an aggregate of [*] new V2500 spare engines, all of which will be operated by the Grupo Taca Airlines; and

B.	AAH and IAE have entered into an amended and restated V2500 General Terms of Sale dated December 18, 2008 which addresses the support of said V2500 aero engines; and

C.	IAE and AAH entered into that certain V2500-A5 Fleet Hour Agreement on April 23rd 1999 (the “Original FHA”); and

D.	IAE and AAH entered into the Omnibus Amendment on March 31st 2005 (the “Omnibus Amendment”), and

E.	IAE and AAH entered into Amendment No. 2 to the Original FHA on August 19th 2003 (the “FHA Amendment”), and

F.	IAE and AAH entered into Side Letter No. 1 to the Original FHA on June 12th 2007 (the “FHA Side Letter”), and

G.	IAE and AAH hereby agree to amend the terms of the Original FHA and to restate the Original FHA in its entirety to incorporate the provisions of the Omnibus Amendment, the FHA Amendment and the FHA Side Letter, and

H.	IAE and AAH now wish to agree terms whereby IAE will arrange for, manage and subcontract certain off-wing maintenance of the Eligible Engines.

THIS DOCUMENT CONTAINS INFORMATION PROPRIETARY TO IAE

NOW THEREFORE THE PARTIES AGREE TO AMEND AND RESTATE THE ORIGINAL FHA AS FOLLOWS:

CLAUSE 1	DEFINITIONS

1.1.	“Aircraft” shall mean the fleet of Airbus A320 family Aircraft powered by Eligible Engines.

1.2.	“Eligible Engine” shall mean (i) each Engine installed at delivery on an Aircraft delivered by the Aircraft Manufacturer pursuant to the Aircraft Agreement (as defined in the Support Contract) and (ii) each Spare Engine, in each case so long as such Engine is operated by a Grupo TACA Airline.

1.3.	“Eligible Engine Removal” shall mean those removals of Eligible Engines from an Aircraft for a Shop Visit which are determined by IAE’s and AAH’s mutual agreement to be necessary.

1.4.	“Eligible Shop Visit” shall mean those Shop Visits of Eligible Engines to Maintenance Center(s) which are determined by IAE’s and AAH’s mutual agreement to be necessary.

1.5.	“Engine(s)” shall mean the IAE V2500 Aircraft engines described in the Engine Contract Specification(s).

1.6.	“Engine Contract Specification(s)” shall mean the applicable Specification(s) set forth in the Support Contract and which specifications are incorporated herein by reference.

1.7.	“Engine Maintenance Service Charge” shall mean the price to be paid from time to time by AAH to IAE for services other than Excess Work and which shall be calculated in accordance with Clause 6 below.

1.8.	“Excess Work” shall mean work and the provision of goods and services undertaken by Maintenance Center(s) as described in Sections 4.2 and 4.3 hereof and any other work or provision of goods and services expressly stated herein to constitute Excess Work.

1.9.	“Grupo Taca Airline(s)” shall mean any or all airlines of which not less than [*].

1.10	“Life Limited Parts” shall mean the Parts identified in Chapter 5 of the V2500 Engine Manual as having specific life limits.

1.11.	“Line Replaceable Units” and “LRU” shall mean all items which can be removed from an Engine without demounting such Engine from the Aircraft except for: Inlet Cowl; Common Nozzle Assembly; Tail Plug; C-Ducts and Actuators; Hydraulic Control Unit; Anti-Icing valves, ducting and clamps; Environmental Control System ducting, clamps and seals; Fan Cowl Doors; and all items of Airbus supply.

1.12	“Maintenance Center(s)” shall mean the United States Federal Aviation Administration (FAA) approved Maintenance Center(s) as mutually agreed by IAE and AAH as the sole provider(s) of maintenance services pursuant to the terms of this FHA.

THIS DOCUMENT CONTAINS INFORMATION PROPRIETARY TO IAE

1.13	“Maintenance Service Rate” and “MSR” shall mean the rate to be applied to Eligible Engine flight hours to calculate the FHA Service Charge.

1.14	“Repair Order” shall mean a written repair request from AAH, with IAE’s input, to the Maintenance Center(s), which shall (a) authorize the Maintenance Center(s) to undertake work on Eligible Engines, as directed by IAE, under the terms of IAE’s contract with the Maintenance Center(s); and (b) which shall be adequate to satisfy all customs and AAH’s insurance requirements. IAE will notify AAH of the date and reference of the appropriate contract with the Maintenance Center(s).

1.15	“Shop Visit” shall mean a visit to the Maintenance Center(s) where the maintenance performed on an Eligible Engine includes either of the following:

1.15.1.	separation of pairs of major mating engine flanges (except for the purpose of shipment without subsequent internal maintenance of the engine); or

1.15.2.	removal of a disk, hub or spool.

1.16.	“IATA” shall mean the IATA Short Term Engine Lease Agreement as provided to AAH at the time of this FHA.

1.17.	“Support Contract” shall mean the Amended and Restated V2500 General Terms of Sale dated , 2008 between IAE and AAH including all Exhibits and Side Letters thereto for the benefit of AAH and Grupo Taca Airlines, as such Support Contract may be amended or modified from time to time, and such other V2500 Support Contracts specifically referenced with respect to a particular Eligible Engine in the list of Eligible Engines.

Capitalized terms not specifically defined in this FHA shall have the meaning assigned to them in the Support Contract as required to reflect the intention of the parties.

CLAUSE 2.	RESPONSIBILITIES OF THE PARTIES

CLAUSE 2A	RESPONSIBILITIES OF IAE

Provided that AAH is not in material breach (beyond any applicable grace period) of any of its obligations to IAE under this FHA, IAE agrees to fulfill the following responsibilities and/or perform the following tasks to arrange for, manage and subcontract certain off wing maintenance of Eligible Engines, as far as is possible, in consultation with and in accordance with operational requirements of Grupo Taca Airlines. IAE will:

2A.1	provide the following engineering support services for Eligible Engines in conjunction with the Maintenance Center(s):

2A.1.1	the dissemination of periodic engineering updates which are applicable to the Eligible Engines;

2A1.2	the analysis of IAE Service Bulletins to determine those which are applicable to the Eligible Engines;

2A.1.3	the provision to AAH of required documentation including but not limited to: FAA Form 337, V2500 Life Limited Parts Status Report (based on data provided by AAH), Engine test logs and Serviceable Tags;

THIS DOCUMENT CONTAINS INFORMATION PROPRIETARY TO IAE

2A.1.4	the provision of a written report stating any damage detected and repair(s) accomplished, including any technical conclusions as to the cause of such damage;

2A.1.5	where applicable and requested by AAH, the provision of accident and damage disassembly reports and pictures; and

2A.1.6	the provision of advice on Airworthiness Directives and appropriate documentation indicating that the Maintenance Center(s) has complied with applicable Airworthiness Directives.

2A.2	designate an FHA manager (based at IAE’s offices) who will be the point of contact for AAH in respect of services described in this FHA.

2A.3	work with AAH to develop a mutually acceptable removal schedule that utilizes the entire calendar year in order to level load the engine removal schedule during years of heavy removal requirements and will reasonably assist AAH to minimize engine removals during peak operating seasons;

2A.4	determine in good faith and on a non-discriminatory basis the work to be undertaken by the Maintenance Center(s) for all planned and unplanned removals of Eligible Engines after consultation with AAH and advise the Maintenance Center(s) of the work required through a Repair Order;

2A.5	arrange and be responsible for transportation of Eligible Engines between Miami, Florida, USA (or any other location as mutually agreed) and the Maintenance Center(s) should AAH select the transportation option set forth in Clause 7.1 below;

2A.6	cause the Maintenance Center(s) to complete a Shop Visit report in respect of each Eligible Shop Visit during the term of this FHA in accordance with the standards and specifications established in this FHA and to provide such shop visit report to AAH in a timely manner;

2A.7	pay to the Maintenance Center(s) all charges incurred as the result of each such Eligible Shop Visit excluding charges incurred as a result of Excess Work; and

2A.8	exert its commercially reasonable efforts to obtain agreement from the Maintenance Center(s) to the following estimated maximum turnaround times (which shall exclude the time required to (a) transport the Eligible Engine, (b) achieve a testable engine as set forth in Clause 2B.12 below, and (c) resolve Excess Work issues in good faith and in a timely fashion), which turnaround times are provided to assist AAH in its scheduling of its V2500 Engines. Actual turnaround time will vary depending upon the actual condition of the Eligible Engine received by the Maintenance Center(s).

Calendar Days
A. Major Engine Disassembly and Repair	[*]

B. Hot Section Inspection and Combustion Area Repairs	[*]

THIS DOCUMENT CONTAINS INFORMATION PROPRIETARY TO IAE

IAE will require the Maintenance Center(s) to: (a) exercise all reasonable efforts to complete the turnaround of any given Engine within the turnaround time shown above and (b) give consideration to AAH’s scheduling requirements for Eligible Engines.

[*]

IAE shall maintain insurance and contractually require the Maintenance Center(s) to insure for loss of or damage to the Engines for an amount equal to the Engines’ replacement value, and to maintain liability insurance for an amount not less than [*]. This insurance shall cover the Engines while they are in the care, custody and control of IAE or the Maintenance Center (s). [*]

The Maintenance Center(s) will, at all times, be properly certificated and otherwise authorized to perform all maintenance work to be performed by it/them and at all times maintain sufficient parts, inventory, materials and personnel to perform and complete all such maintenance work on a timely and proper basis.

2A.9	recommend the designated Maintenance Center(s). The Maintenance Center(s) used shall be determined by the mutual agreement of IAE and AAH. In the event IAE and AAH do not mutually agree upon a Maintenance Center(s), this FHA shall, at such time, terminate without any further obligation (other than payment obligations which arise prior to the time of termination) to either party.

2.A.10	assist TACA in the management of in the maintenance of Eligible Engines in accordance with the ENGINE MANAGEMENT PLAN set forth in Exhibit 4 to this FHA.

CLAUSE 2B	RESPONSIBILITIES OF AAH

AAH agrees to fulfill the following responsibilities and/or perform the following tasks and to reasonably cooperate with IAE in the performance of IAE’s responsibilities hereunder. AAH shall:

2B.1.	prior to an unplanned Eligible Engine Removal, make commercially reasonable efforts in accordance with standard industry practice (including without limitation complying with the Trouble Shooting Manual), taking into consideration the Grupo Taca Airline’s scheduling and route requirement, to correct the problem leading to the potential unplanned Eligible Engine Removal. If the problem cannot be corrected on-wing, the Eligible Engine shall be removed and shall be forwarded to the Maintenance Center(s) together with available data from the EEC/aircraft system interrogations. AAH will ensure that all data reasonably required by IAE to facilitate the correction of any problem causing such unplanned Eligible Engine Removal is made available to IAE as soon as practicable;

2B.2.	provide for use under this FHA and maintain in a serviceable condition a minimum number of transportation stands to enable each Eligible Engine being sent to the Maintenance Center to be shipped on its own transportation stand and for such stand to remain at the Maintenance Center to be used to return the Eligible Engine to AAH, and such minimum number taking into consideration removal projections;

2B.3.	at the time of an Eligible Engine Removal, remove the Eligible Engine from the Aircraft, mount it on a transportation stand and prepare such Eligible Engine for shipment;

THIS DOCUMENT CONTAINS INFORMATION PROPRIETARY TO IAE

2B.4.	make Eligible Engines available for shipment following (a) planned Eligible Engine Removals in accordance with the schedule defined by and mutually agreed by IAE and AAH and (b) unplanned Eligible Engine Removals. AAH shall ensure that each Eligible Engine which is sent to the Maintenance Center(s) for repair is accompanied by a Repair Order which will include Engine and Life Limited Parts total time, date of Engine removal, and reason for removal;

2B.5	be responsible for delivering Eligible Engines to and receiving Eligible Engines from the Maintenance Center(s), or if AAH selects the transportation option set forth in Clause 7.1 below, to and from Miami, Florida, USA or any other location as mutually agreed, using transportation stands provided by AAH pursuant to Clause 2B.2 above;

2B.6.	maintain records in form and detail reasonably sufficient for the accurate and expeditious administration of the terms of the FHA and shall permit IAE Customer Support Representatives access to such records for inspection and audit at reasonable intervals and at reasonable times, provided such inspection does not unreasonably interfere with AAH’s operations or business. The form to be used for the monthly reporting of the required data by AAH is included as Exhibit 3 hereto, and may be modified or changed as mutually agreed;

2B.7.	operate and maintain a minimum number of V2500 Engines in support of its operation of the Firm Aircraft such that the ratio of spare Engines to installed Engines is a minimum [*];

2B.8.	maintain insurance covering loss or damage to Aircraft and Engines (hull, war risks and spare parts insurance), as well as aircraft third-party and airline legal liability insurance (covering passengers, cargo, baggage and mail, bodily injury and property damage) with a minimum coverage of U.S.$[*]. IAE and the Maintenance Center(s) will be named as additional insureds in those policies;

2B.9.	cooperate with IAE to fulfill any reasonable administrative or other reasonable requirements of the Maintenance Center(s) provided no such requirements will result in significant cost to AAH; and

2B.10	operate the Eligible Engines in a manner consistent with standard industry practice and the V2500 Maintenance Management Plan for Grupo Taca Airlines as agreed by AAH and IAE, and adhere to any IAE special instructions provided that such instructions are (i) reasonable with reference to industry standards and (ii) apply generally to and are applied generally (on a non-discriminatory basis) to V2500 engines and operators operating under similar conditions.

2B.11	maintain performance trend monitoring data on each Eligible Engine. The actual cost of any induction performance test on an Eligible Engine required due to the lack of historical trend monitoring data will be charged to AAH as Excess Work; and

2B.12	Eligible Engines shipped to Maintenance Center(s) or if AAH selects the transportation option set forth in Clause 7.1 below, to and from Miami, Florida, USA or any other location as mutually agreed, by AAH shall be in a testable configuration, i.e., no unserviceable tags on LRUs and accessories. If the Maintenance Center(s) is required to use their own units to make AAH’s Engine testable, the man-hours required to achieve the testable configuration and remove such units will be charged to AAH as Excess Work.

THIS DOCUMENT CONTAINS INFORMATION PROPRIETARY TO IAE

CLAUSE 3	STANDARDS, SPECIFICATIONS, AND BENEFITS

3.1.	Eligible Engines will be repaired, modified, inspected and tested in accordance with the manufacturer’s applicable Engine Manuals, the Maintenance Center V2500 Maintenance and Build Standard Manual, Service Bulletins, Airworthiness Directives and other approved maintenance procedures then in effect at the Maintenance Center(s) including the V2500 Maintenance Management Plan for Grupo Taca Airlines.

3.2.	AAH and IAE agree that it is not the intention to provide duplicate benefits under the terms of this FHA and the Support Contract or under any other arrangement between IAE or IAE’s suppliers or the Aircraft Manufacturer and the Grupo Taca Airlines. In the event of any such duplication of benefits, except as provided in the Support Contract the Grupo Taca Airline may, at the relevant time in respect of the relevant circumstances opt to receive any one such benefit to the exclusion of all other duplicate benefits.

THIS DOCUMENT CONTAINS INFORMATION PROPRIETARY TO IAE

CLAUSE 4	ENGINE MAINTENANCE SERVICES, THE FHA SERVICE CHARGE AND THE OFF-WING RESTORATION CHARGE

4.1.	The Engine maintenance services to be covered by the FHA Service Charge and the Off-Wing Restoration Charge shall be limited to the following when performed by the Maintenance Center(s) on Eligible Engines removed from service during the term of the FHA:

4.1.1	Labor, material and material handling charges (excluding such charges for Life Limited Parts which have not prematurely failed and for LRU’s), including the cost of Engine material replaced on wing and any vendor fees required to:

(a)	Perform Engine reconditioning, overhaul and repair to make the Engine serviceable to the specifications established in accordance with the provisions of Clauses 2A.4 and 3.1 [*].

(b)	Inspect, repair or replace Engine Parts as required by Airworthiness Directives issued by the U.S. Federal Aviation Administration; except that inspections forming part of normal line maintenance and on wing adjustments shall not be covered.

(c)	Incorporate IAE Service Bulletins, as agreed between AAH and IAE having Compliance Codes [*] in accordance with the recommendation in the applicable Service Bulletin. (These Service Bulletins are designated as Target Service Bulletins in the V2500 Maintenance Management Plan for AAH or Grupo Taca Airlines. Service Bulletins which will alleviate repetitive Airworthiness Directive on-wing inspections shall be considered Target Service Bulletins.) Incorporation of IAE Service Bulletins having Compliance Codes [*] shall be considered on a case-by-case basis in a non-discriminatory manner.

4.1.2.	Labor and test cell fees to perform the required Engine testing and retesting where required due to Maintenance Center or IAE actions or inaction.

4.1.3.	Fuel and oil consumed at Engine test.

[*]

4.2	All services not specifically included in Clause 4.1 above, are excluded from coverage under the FHA Service Charge and the Off-Wing Restoration Charge and will be accomplished as Excess Work, subject to the rates and charges in effect at the Maintenance Center(s) at such time as such Excess Work is performed (or subject to any rates negotiated by AAH or Grupo Taca Airlines with the Maintenance Center). In particular, if AAH requests the Maintenance Center(s), without IAE’s prior written approval (or verbal approval in the case of an AOG, followed by a written confirmation), to dispatch to Grupo Taca Airlines’ line stations personnel to assist a Grupo Taca Airline with its Engine maintenance requirements, such on-site assistance shall be deemed to be Excess Work.

To the extent that Excess Work can be determined prior to induction of an Eligible Engine into the Maintenance Center(s), charges for such Excess Work shall be billed directly to AAH by the Maintenance Center(s).

THIS DOCUMENT CONTAINS INFORMATION PROPRIETARY TO IAE

To the extent that Excess Work is only determined after induction of an Eligible Engine into the Maintenance Center(s), charges for such Excess Work shall be invoiced to AAH by IAE as set forth in Clause 8.4 below and AAH shall pay such Excess Work charges in full to IAE in addition to the FHA Service Charge and Off-Wing Restoration Charge. Excess work will be invoiced to AAH at the actual cost to IAE.

4.3	Labor, material and other charges related to Maintenance Center(s) performance of maintenance services described in Clause 4.1 above, will be identified as Excess Work to the extent that the Engine:

4.3.1.	Requires repairs for recoverable insured inflight and/or ground accident damage, to the extent of the amounts recoverable, except for FOD as described in Clause 4.1.1(a) above; or

4.3.2.	Was not maintained and operated in accordance (in all material respects) with (a) V2500 Maintenance Management Plan for Grupo Taca Airlines, (b) operating and maintenance instructions and recommendations authorized or issued by IAE or Airbus Industrie via manual updates or temporary revisions to manuals, (c) maintenance recommendations included in the Engine Manuals and Operating Instructions and (d) any other written recommendations made from time to time by IAE or Airbus Industrie which impact Engine operability, parts life or safety; or

4.3.3.	Has been subjected to misuse, neglect, accident or maintenance error (other than any maintenance error attributable to any act, or failure to act or omissions of IAE or the Maintenance Center(s)) by any party other than IAE or the Maintenance Center(s); or

4.3.4.	Has been adversely affected by a part not originally supplied by a Maintenance Center(s), IAE or another source approved by IAE (except if such part has been identified by IAE as a Standard Part and has been acquired from an FAA approved source); or

4.3.5.	Has been adversely affected by occurrences outside the course of Grupo Taca Airlines’ normal business activities as civil commercial airlines including, but not limited to, acts of God, use by government agencies (other than in the normal or customary course of business of Grupo Taca Airlines), acts of war, rebellion, seizure or other belligerent acts.

CLAUSE 5	TITLE

5.1.	IAE shall ensure that title to Parts incorporated into Eligible Engines by the Maintenance Center(s) shall pass to the owner of such Eligible Engines free and clear of all security interests and rights of IAE, the Maintenance Center and all other third parties (other than such security interests and rights created by AAH or the owner of the Eligible Engines or the Maintenance Center mechanics lien for a period no longer than forty (40) days).

5.2.	Title to Parts removed from Eligible Engines by the Maintenance Center(s) shall pass to IAE free and clear of all security interests and rights of the owner of such Eligible Engines at the time and provided that title to the replacement Part passes to the owner of such Eligible Engines pursuant to Clause 5.1 above.

THIS DOCUMENT CONTAINS INFORMATION PROPRIETARY TO IAE

CLAUSE 6	PRICE

V2524-A5	V2527-A5	V2533-A5

6.1	The charge for FHA Service and miscellaneous shop visits as described in Clause 4 above (the “FHA Service Charge”) will be calculated using a MSR base rate (“MSRb”) equal to $[*] per Eligible Engine Flight Hour escalated in accordance with the escalation formula set forth in Exhibit 2 hereto.

6.2	The FHA Service Charge for each month shall be equal to the sum of the verified hours of flight operation of each Eligible Engine in such month (rounded to the nearest one-tenth of an hour) multiplied by the MSRb for such month. AAH shall, within twenty (20) days after the end of the month, report to IAE the hours flown by each Engine during the preceding month.

6.3	The charge for off-wing hot section restoration as described in Clause 4 above (the “Off-Wing Restoration Charge”) will be calculated using the appropriate base hourly rate from the table in Clause 6.5 below (set forth in [*] dollars) escalated in accordance with the escalation formula set forth in Exhibit 2 hereto.

[*]

6.4	The Off-Wing Restoration Charge payable to IAE at the time any Eligible Engine enters the Maintenance Center(s) for off-wing hot section restoration shall be determined using the thrust rating(s) at which the Eligible Engine was operated since the last Eligible Shop Visit or since new, as applicable, and shall be equal to the sum of the verified hours of flight operation of the Eligible Engine at each such thrust rating multiplied by the hourly Off-Wing Restoration Charge for each such thrust rating, as determined pursuant to Clause 6.5.

6.5	The Off-Wing Restoration Charge (dollars) shall be as follows (“Base Rates”):

[*]

6.6	IAE and AAH will mutually agree, based on the teardown report received from the Maintenance Center, whether an Eligible Shop Visit is a miscellaneous shop visit, a restoration shop visit, or both. The time required to arrive at the mutual agreement shall not be considered when calculating turnaround times in this FHA.

THIS DOCUMENT CONTAINS INFORMATION PROPRIETARY TO IAE

6.7	The charge of any Eligible Shop Visit solely to change life expired Life Limited Parts (“Life Limited Parts Shop Visit”) will be [*] ([*]) escalated in accordance with the escalation formula set forth in Exhibit 2 hereto. This amount excludes the actual costs of the replacement Life Limited Parts, and will be paid to IAE at the time the applicable Eligible Engine enters the Maintenance Center.

6.8	[*]

6.9	[*]

CLAUSE 7	FHA OPTIONS

The following optional coverages are available to provide additional maintenance coverage under this FHA. AAH may elect to take all, some, any or none of these optional coverages. AAH shall advise IAE in writing of the optional coverages selected at the time that AAH advises IAE that it elects this FHA from the various alternatives granted AAH in the Support Contract (i.e., Parts Cost Plan or Maintenance Cost Guarantee or Fleet Hour Agreement).

7.1	Engine transportation to/from Miami (or such other location as mutually agreed) and Maintenance Center(s). The [*] base rate for this Transportation option is [*] per Eligible Engine Flight Hour escalated in accordance with the escalation formula set forth in Exhibit 2 hereto.

7.2	[*]

7.3	Should AAH choose any or all of the options set forth in Clauses 7.1 and 7.2 above, the charges for each option for each month shall be equal to the sum of the verified hours of flight operation (rounded to the nearest one-tenth of an hour) of all Eligible Engines operating in such month multiplied by the appropriate price calculated for each month in accordance with the escalation formula set forth in Exhibit 2 hereto.

7.4	All overhaul and shop maintenance done at Goodrich, round trip transportation costs, Thrust Reverser Rotables to be held by Goodrich, Line and Shop Replacement Parts, Shop Maintenance Labor and Vendor Accessories. [*]

7.5	Should AAH choose the option set forth in Clause 7.4 above, the charges for each month shall be equal to the sum of the verified hours of flight operation (rounded to the nearest one-tenth of an hour) of all Eligible Engines operating in such month multiplied by the price calculated for each month in accordance with the Goodrich escalation formula.

7.6	For clarity, as of the date of this Amended and Restated FHA, AAH have elected to take the services detailed in Clause 7.1 and 7.2 above.

CLAUSE 8	PAYMENT

8.1	IAE will invoice AAH monthly in arrears for the FHA Service Charge and for any options selected in Clause 7 above.

8.2.	IAE will invoice AAH for Off-Wing Restoration Charges and Life Limited Parts Shop Visits at the time the Eligible Engine is inducted into the Maintenance Center(s).

8.3.	IAE may invoice AAH its reasonable estimate of the cost of any Excess Work prior to commencement of, or during the execution of, such Excess Work. IAE will invoice AAH for the balance of the cost of any Excess Work upon receipt of the corresponding invoice from the Maintenance Center(s) (or refund by electronic transfer within [*], any excess payment received).

THIS DOCUMENT CONTAINS INFORMATION PROPRIETARY TO IAE

8.4.	AAH will pay the FHA Service Charge within [*] of the end of the applicable month. AAH will pay all other invoices submitted by IAE pursuant to this FHA within [*] of receipt thereof. AAH undertakes that IAE shall receive the full amount of payments falling due under this Clause 8, without any withholding or deduction whatsoever.

8.5.	All payments under this Clause 8 shall be made by electronic transfer and shall be deposited not later than the due date of payment with:

Bank of America

1185 Avenue of the Americas

New York, NY 10038-4924

Account No.: 385002859903

ABA No.: 026009593

SWIFT Code: BOFAUS3N

CHIPS No.: 0959

or to such other account as IAE may from time to time designates in writing, which designation shall be effective upon receipt by AAH of such notice.

8.6	Should AAH fail to make payment to IAE as set forth in this Clause 8, then, notwithstanding any rights which IAE may have in contract or in law, IAE reserves the right to (a) assess interest on such late payment at the rate [*] per annum on the outstanding amount from the date the payment was due to be made until the date such payment is received by IAE and (b) stop all work on any and all Eligible Engines then currently at the Maintenance Center(s) pursuant to this FHA when any such late payment is [*] or more past due.

“LIBOR” shall mean the average (rounded upward, if necessary, to the nearest [*] of the offered rates for six-month deposits in United States dollars which appear on Reuters Screen LIBO Page, provided, that if no such rates appear (or in the event of manifest error in the rates appearing on the Reuters Screen LIBO Page) then the average (rounded upward, if necessary to the nearest [*] of the offered rates for six-month deposits in United States dollars quoted by the principal London offices of three major international commercial banks chosen by IAE in an amount that is representative for a single transaction in the London interbank market at the time.

CLAUSE 9	TAXES AND LEVIES

In addition to amounts stated to be payable by AAH pursuant to this FHA, AAH shall pay:

9.1	any and all taxes (excluding any income, gains, or excess profit, franchise and similar taxes, and taxes which would not have been imposed had IAE not through its gross negligence or willful misconduct failed to comply with applicable regulations or filing requirements, hereinafter referred to as “Excluded Taxes”) which may be imposed by any taxing authority arising from IAE’s performance under this FHA;

9.2	any and all taxes (other than Excluded Taxes) payable by IAE in connection with contracts for goods and/or work with Maintenance Center(s) for or in connection with Eligible Engines;

THIS DOCUMENT CONTAINS INFORMATION PROPRIETARY TO IAE

9.3	any and all taxes (other than Excluded Taxes) payable by IAE pursuant to contracts for services with repair vendors for or in connection with Eligible Engines.

CLAUSE 10	PERIOD OF FHA

10.1	This FHA became effective on April 23rd 1999 and will remain in effect for the following coverage periods commencing from the date of entry into service of each Eligible Engine:

For twenty-two (22) Eligible Engines: Sixteen (16) Years
For forty (40) Eligible Engines: Twelve (12) Years
For up to one hundred forty seven (147) Eligible Engines: Ten (10) Years

The coverage period for each Eligible Engine shall be determined as follows:

(a)	At or before the later of (i) the time the Eligible Engine enters a Maintenance Center for its second off-wing hot section restoration, or (ii) the eighth anniversary of the date of entry into service of the Eligible Engine, AAH shall designate whether the Eligible Engine shall be covered under the FHA either for (A) a period of ten years (a “Ten-Year Engine”) or (B) a period longer than ten years. If at the time of such designation, AAH determines that an Eligible Engine shall be covered under the FHA for a period longer than ten years, AAH may, but need not, designate whether the Eligible Engine will be covered under the FHA for twelve years (a “Twelve-Year Engine”) or sixteen years (a “Sixteen-Year Engine”).

(b)	If AAH has not designated an Eligible Engine as a Ten-Year Engine, a Twelve-Year Engine or a Sixteen-Year Engine pursuant to clause (a) above, then at or before the eleventh anniversary of the date of entry into service of the Eligible Engine, AAH shall designate whether the Eligible Engine shall be a Twelve-Year Engine or a Sixteen-Year Engine.

(c)	Notwithstanding anything hereinabove to the contrary, (i) any Eligible Engine that is no longer operated by a Grupo TACA Airline on the tenth anniversary of the date of entry into service of such Eligible Engine shall automatically be deemed to be a Ten-Year Engine, and (ii) any Eligible Engine that (A) was not previously designated by AAH as a Ten-Year Engine, and (B) is no longer operated by a Grupo TACA Airline on the twelfth anniversary of the date of entry into service of such Eligible Engine shall automatically be deemed to be a Twelve-Year Engine.

CLAUSE 11	WARRANTIES

11.1.	If IAE fails to comply with the performance criteria specified in Clause 3.1 above, IAE will, as its sole responsibility for such failure, undertake, at its sole cost and expense, all work necessary to enable the corresponding Eligible Engine to meet such criteria.

11.2.

IAE shall warrant Excess Work to AAH and Grupo Taca Airlines to the same extent that the Maintenance Center(s) warrants the same to IAE. Transportation charges for the return of defectively serviced goods to IAE or the Maintenance Center(s) (or, if AAH selects the transportation option, to Miami, Florida USA or such other location as mutually agreed) and their reshipment to AAH and risk of loss thereof

THIS DOCUMENT CONTAINS INFORMATION PROPRIETARY TO IAE

will be borne by IAE only if such goods are returned in accordance with written shipping instructions from IAE provided that IAE shall have provided such written shipping instructions in a timely manner.

11.3.	IAE warrants to AAH and the Grupo Taca Airlines that so long as AAH complies with its obligations hereunder, that IAE will convey good and clear title to the new Parts sold hereunder. IAE’s liability and the airlines’ remedy under this warranty are limited to the removal of any title defect or, at the election of IAE, to the replacement of the new Parts or components thereof which are defective in title; provided, however, that the rights and remedies of the parties with respect to patent infringement shall be limited to the provisions of Clause 11.5 below.

11.4	[*]

11.5	IAE shall, subject to the conditions set out in this Clause and as the sole liability of IAE in respect of any claims for infringement of intellectual property rights, indemnify AAH and the Grupo Taca Airlines against any claim that the use of any of the Supplies by Grupo Taca Airlines within any country to which at the date of such claim the benefits of Article 27 of the Convention on International Civil Aviation of 7th December l944 (The Chicago Convention) and/or the International Convention for the Protection of Industrial Property apply, infringes any patent, design, or model duly granted or registered provided, however, that IAE shall not be liable to Grupo Taca Airlines for any consequential damage or any loss of use of the Supplies or of the Aircraft in which the Supplies may be incorporated arising as a result directly or indirectly of any such claim.

11.5.1	Grupo Taca Airlines will give prompt notice in writing to IAE of any such claim whereupon IAE shall have the right at its own expense to assume the defense of or to dispose of or to settle such claim in its sole discretion. Grupo Taca Airlines will give IAE all reasonable assistance and IAE will reimburse Grupo Taca Airlines for its reasonable out-of-pocket expenses for providing such assistance to IAE. Grupo Taca Airlines will not by any voluntary act or omission knowingly do anything which may directly or indirectly materially prejudice IAE in this connection.

11.5.2	IAE shall at its option either: (1) substitute for any infringing Supplies substantially equivalent non-infringing supplies; or (2) procure for Grupo Taca Airlines the right to use any infringing Supplies; or (3) modify any infringing Supplies so they become non-infringing.

11.5.3	The indemnity contained in this Clause 11.5 above shall not apply to claims for infringement in respect of (i) Supplies manufactured to the specific design instructions of Grupo Taca Airlines; (ii) Supplies not of IAE design (but IAE shall in the event of any claim for infringement pass on to AAH or Grupo Taca Airlines so far as it has the right to do so the benefits of any indemnity given to IAE by the designer, manufacturer or supplier of such Supplies); (iii) the manner or method in which any of the Supplies is installed in the Aircraft; or (iv) the result of any combination of any of the Supplies with any item or items other than Supplies.

11.6	EXCLUSIVE WARRANTIES AND REMEDIES

AAH and the Grupo Taca Airlines accept that the Warranties granted to AAH and the Grupo Taca Airlines in this Clause 11 are expressly in lieu of, and AAH and the Grupo

THIS DOCUMENT CONTAINS INFORMATION PROPRIETARY TO IAE

Taca Airlines hereby waive, all other remedies, conditions and warranties, expressed or implied including without limitation, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, and all other obligations and liabilities whatsoever of IAE and of its shareholders whether in contract or in tort or otherwise for any defect, deficiency, failure, malfunctioning or failure to function of any Eligible Engine, or any service or Supplies provided hereunder. AAH and the Grupo Taca Airlines agree that neither IAE nor any of its shareholders shall be liable to AAH upon any claim therefor or upon any claim howsoever arising out of this FHA, whether in contract or in tort or otherwise, except as expressly provided in the said Warranties, and AAH and the Grupo Taca Airlines assume all risk and liability whatsoever arising out of this FHA not expressly assumed by IAE in the said Warranties.

The remedies of AAH and the Grupo Taca Airlines shall be limited to those provided herein to the exclusion of any and all other remedies including, without limitation, incidental or consequential damages. No agreement varying or extending the foregoing warranties, remedies or this limitation will be binding upon IAE unless in writing, signed by a duly authorized officer of IAE.

Except as otherwise expressly stated in this FHA, notwithstanding the foregoing, nothing herein shall be deemed to limit the warranties given by IAE to AAH or the Grupo Taca Airlines in the Support Contract and, without duplication, the warranties set forth herein are in addition to those set forth therein.

CLAUSE 12	EXCUSABLE DELAYS

IAE shall not be charged with any liability for delay in the performance of any of its obligations when such delay is caused by acts of God or the public enemy, compliance in good faith with any applicable foreign or domestic governmental regulation or order whether or not it proves to be invalid, fires, riots, labor disputes, unusually severe weather, any cause beyond the reasonable control of IAE or delays of suppliers caused by the same. To the extent that such causes actually delay performance on the part of IAE, the time for the performance shall be extended for as many days as are required to obtain removal of such causes. This provision shall not, however, relieve IAE from using its efforts to avoid or remove such causes and continue performance with reasonable dispatch whenever such causes are removed.

Should an excusable delay exceed [*] in duration, AAH shall have right to terminate this FHA (with no right of reinstatement). Should AAH elect this option, either the Maintenance Cost Guarantee set forth in the Support Contract or the Parts Cost Guarantee set forth in the Support Contract shall be effective retroactive as if the Guarantee were selected instead of the FHA.

CLAUSE 13	AMENDMENT

This FHA shall not be amended, changed, or modified in any way other than by agreement in writing, signed by the parties hereto after the date of this FHA, which is expressly stated to amend this FHA.

CLAUSE 14	ASSIGNMENT

Neither party may assign any of its rights or obligations hereunder without the written consent of the other party, except that IAE may assign any or all of its rights and/or obligations hereunder to any wholly owned subsidiary of IAE or any of IAE’s shareholders. Any assignment made in violation of this Clause 14 shall be null and void.

THIS DOCUMENT CONTAINS INFORMATION PROPRIETARY TO IAE

Notwithstanding the foregoing, the parties agree to negotiate in good faith the potential assignment of this FHA taking into consideration each parties’ respective interests and needs. IAE understands that AAH desires this FHA be assigned to a special purpose corporation. IAE agrees not to unreasonably withhold or delay its consent to any potential assignment.

CLAUSE 15	EXHIBITS

In the event of any conflict or discrepancy between the Exhibits (which are hereby incorporated by reference as part of this FHA) and the Clauses of this FHA, the Clauses of this FHA shall prevail.

CLAUSE 16	HEADINGS

Captions, clause headings, and the index are for convenience of reference only and shall not be deemed or construed in any way as forming a part of this FHA, nor shall they govern or affect the interpretation of the language or provisions of this FHA.

CLAUSE 17	NOTICES

Any notice to be served pursuant to this FHA shall be in the English language and will be sent by registered mail, recognized international courier, or by facsimile (with the original notice sent by registered mail or internationally recognized overnight courier) to:

In the case of IAE:

IAE International Aero Engines AG

IAE Building

400 Main Street, M/S 121-10

East Hartford, Connecticut 06108

United States of America

Facsimile No.: (860) 565-5220

Attention: Chief Legal Officer

In the case of AAH:

Atlantic Aircraft Holdings Limited

c/o The Winterbotham Trust Company

Bolam House

King & George Streets

Nassau, Bahamas

Facsimile No.: (242) 356-9432

Attention: Directors

with a copy to:

TACA International Airlines, S.A.

Avenida El Espino y Boulevard Sur

Santa Elena, Antiguo Cuscatlan

La Libertad, El Salvador

Fax No. + 503 2298 - 0827

THIS DOCUMENT CONTAINS INFORMATION PROPRIETARY TO IAE

Attention: Senior Vice President and Chief Financial Officer

with a copy to:

Aeromantenimiento, S.A.

Aeropuerto Internacional El Salvador

San Luis Talpa

La Paz, El Salvador

Facsimile No.: +503-339-9092

Attention: Director of Quality Control and Technical Services

or in each case to such other place of business as may be notified from time to time by the receiving party.

CLAUSE 18	EXCLUSION OF OTHER PROVISIONS AND PREVIOUS UNDERSTANDINGS

18.1.	This FHA is the sole and entire agreement of the parties with respect to the subject matter hereof and shall apply to the exclusion of any other provisions on or attached to or otherwise forming part of any order form of a Grupo Taca Airline, or any acknowledgment or acceptance by IAE, or of any other document which may be issued by either party relating to such services.

18.2.	The parties agree that neither of them have placed any reliance whatsoever on any representations, agreements, statements or understandings made prior to the signature of this FHA, whether orally or in writing, relating to such services, other than those expressly incorporated in this FHA, which has been negotiated on the basis that its provisions represent their entire agreement relating to such services and shall supersede all such representations, agreements, statements and understandings.

CLAUSE 19	TERMINATION

Each party shall have the option, at its sole discretion, to terminate this FHA upon the occurrence of any of the following events: (a) a receiver or trustee is appointed for any of the other party’s property, or (b) the other party is adjudicated or voluntarily becomes a bankrupt under any bankruptcy or winding up laws or other similar legislation, or (c) the other party becomes insolvent or makes an assignment for the benefit of creditors.

Should IAE be in material default of its obligations hereunder, AAH shall have the rights set forth in Clause 11.4 above.

CLAUSE 20	NEGATION OF WAIVER

Failure by either party to enforce any term of this FHA shall not constitute a waiver of such term.

CLAUSE 21	SEVERABILITY AND PARTIAL INVALIDITY

If any provision of this FHA or the application thereof to either party shall be invalid, illegal or unenforceable to any extent, the remainder of the FHA and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

THIS DOCUMENT CONTAINS INFORMATION PROPRIETARY TO IAE

CLAUSE 22	GOVERNING LAW

This FHA shall be construed and the performance thereof determined in accordance with the laws of the State of New York, U.S.A. (except for its conflict of laws provisions). The parties agree to exclude the application of the United Nations Convention on Contracts for the International Sale of Goods.

CLAUSE 23	LIMITATION OF LIABILITY

In no event shall either party be liable or otherwise responsible for any incidental, consequential or secondary damages or for any similar cost, damage or expense in connection with any enforcement proceeding or action hereunder.

CLAUSE 24	CONFIDENTIALITY

Each of IAE, AAH and the Grupo Taca Airlines acknowledge and understand that certain commercial and financial information contained in or provided in connection with this FHA is considered by the other to be confidential. IAE and AAH each hereby agree, for the benefit of the other, that it will treat the content of this FHA as confidential and will not, without the prior written consent of the other, disclose or cause to be disclosed the terms hereof to any person except to its legal and financial advisors and auditors, or except as may be required by applicable law or governmental regulation, including federal and state securities laws, or pursuant to an order issued by any court or governmental authority having jurisdiction over AAH, the Grupo Taca Airlines or IAE as the case may be.

CLAUSE 25	ELIGIBLE ENGINE OPERATION BY GRUPO TACA AIRLINES

IAE and AAH agree that Eligible Engines may be operated by any one of the Grupo Taca Airlines. Irrespective of the Grupo Taca Airline operating any Eligible Engine, for purposes of this FHA, all Eligible Engines shall be treated as if operated by AAH.

CLAUSE 26	ADDITION AND DELETION OF ELIGIBLE ENGINES

IAE and AAH agree that any V2500-A5 engine other than Eligible Engines operated by any one of the Grupo Taca Airlines may become an Eligible Engine within this FHA at charges and conditions which shall be mutually agreed by the parties. IAE agrees to determine the charges using the same methodology used in determining the charges for the other Eligible Engines.

Such engines shall be incorporated into this FHA by a written and signed Side Letter to this FHA. The amendment shall include the engine serial number, charges, any other conditions, and the applicable V2500 Support Contract covering the respective engine. In the event that the applicable V2500 Support Contract is not already included in the definition of “Support Contract” set forth in Clause 1.17 of this FHA, that definition shall be automatically amended to include the applicable V2500 Support Contract.

Eligible Engines which are not operated by one of the Grupo Taca Airlines shall not be covered by this FHA unless IAE shall agree otherwise in writing, which agreement shall not be unreasonably withheld. Engines operated on aircraft which are wet-leased (leased to another entity with a Grupo Taca Airline crew) shall be deemed to be operated by a Grupo Taca Airline.

THIS DOCUMENT CONTAINS INFORMATION PROPRIETARY TO IAE

IN WITNESS WHEREOF the parties hereto have caused this Amended and Restated FHA to be signed on their behalf by the hands of their authorized officers the day and year first before written:

For IAE International Aero Engines, AG	For Atlantic Aircraft Holdings Limited

Name	Name

Title	Title

THIS DOCUMENT CONTAINS INFORMATION PROPRIETARY TO IAE

EXHIBIT 1

RESERVED

THIS DOCUMENT CONTAINS INFORMATION PROPRIETARY TO IAE

EXHIBIT 2

ESCALATION FORMULA

Any unit base price or other sum expressed to be subject to escalation shall be calculated as a two step process: first, calculate base prices to June 2001 using SIC Code AHE 3724 as the labor index point in the escalation formula, and second, escalate from June 2001 to the delivery month using NAICS Code 336411 as the labor index point in the escalation formula.

1.	Calculation

Step 1: Escalation formula through June 2001

Pr	=	Pb [*]

Where:

Pr	=	Base Contract Price or other Sum calculated to June 2001 rounded to the nearest dollar.

Pb	=	The Basic Contract Price or other Sum.

Lo	=	The “Average Hourly Earnings of Aircraft Engine and Engine Parts Production Workers” SIC Code 3724 published by the Bureau of Labor Statistics in the U.S. Department of Labor for the month preceding the Base Month by four months.

L	=	The “Average Hourly Earnings of Aircraft Engine and Engine Parts Production Workers” SIC Code 3724 for the month preceding June 2001 by four months.

Mo	=	The “Producer Price Index, Code 10, For Metals and Metal Products” published by the Bureau of Labor Statistics in the U.S. Department of Labor for the month preceding the Base Month by four months.

M	=	The “Producer Price Index, Code 10, For Metals and Metal Products” for the month preceding June 2001 by four months.

Eo	=	The “Producer Price Index, Code 5, For Fuel and Related Products and Power” published by the Bureau of Labor Statistics in the U.S. Department of Labor for the month preceding the Base Month by four months.

E	=	The “Producer Price Index, Code 5, For Fuel and Related Products and Power” for the month preceding June 2001 by four months,.

The values of the factors [*]

Lo Mo Eo

respectively, shall be determined to the nearest fourth decimal place. If the fifth decimal is five or more, the fourth decimal place shall be raised to the next higher number.

The Basic Contract Prices are subject to escalation as set forth herein from the Base Month of January 1997.

THIS DOCUMENT CONTAINS INFORMATION PROPRIETARY TO IAE

Step 2 – Escalation formula for period post June 2001

Pi	=	Pr [*]

Lo Mo Eo

Where:

Pi	=	The Invoice price or escalated sum rounded to the nearest dollar.

Pr	=	The calculated June 2001 Basic Contract Price or other escalated Sum, as calculated in Step 1 above.

Lo	=	The “Employment Cost Index (NAICS) Wages and Salaries for Aircraft Manufacturing, (NAICS Code 336411) CIU2023211000000I” published by the Bureau of Labor Statistics in the U.S. Department of Labor for the month preceding June 2001 by four months.

L	=	The “Employment Cost Index (NAICS) Wages and Salaries for Aircraft Manufacturing, (NAICS Code 336411) CIU2023211000000I” for the month preceding the month of delivery or other date of determination by four months.

Mo	=	The “Producer Price Index, Code 10, For Metals and Metal Products” published by the Bureau of Labor Statistics in the U.S. Department of Labor for the month preceding June 2001 by four months.

M	=	The “Producer Price Index, Code 10, For Metals and Metal Products” for the month preceding the month of delivery or other date of determination by four months.

Eo	=	The “Producer Price Index, Code 5, For Fuel and Related Products and Power” published by the Bureau of Labor Statistics in the U.S. Department of Labor for the month preceding June 2001 by four months.

E	=	The “Producer Price Index, Code 5, For Fuel and Related Products and Power” for the month preceding the month of delivery or other date of determination by four months.

2.	The values of the factors [*]

Lo            Mo             Eo

respectively, shall be determined to the nearest fourth decimal place. If the fifth decimal is five or more, the fourth decimal place shall be raised to the next higher number.

3.	If the U.S. Department of Labor ceases to publish the above statistics or modifies the basis of their calculation, then IAE may substitute any officially recognized and substantially equivalent statistics.

4.	The Basic Contract Prices contained in this Exhibit B-2 are subject to escalation from a Base Month of January 1997 to the month of delivery using Lo, Mo and Eo values for September 1996.

5.	If the application of the formula contained in this Exhibit B-3 results in a Purchase Price which is lower than the Basic Contract Price, the Basic Contract Price will be deemed to be the Purchase Price for such Supplies.

THIS DOCUMENT CONTAINS INFORMATION PROPRIETARY TO IAE

EXHIBIT 3

MONTHLY STATEMENT OF THRUST

USAGE AND HOUR/CYCLE UTILIZATION

TACA			V2500 Engines Engine Operating Perameters		FHA	DATE

ESN	A/C Reg/Pos	Derate % Monthly Average	EGT Margin (oC) 5 first	EGT Margin (oC) 5 last	TAT Monthly Average	ISA + ___ Monthly Average

THIS DOCUMENT CONTAINS INFORMATION PROPRIETARY TO IAE

EXHIBIT 4

ENGINE MANAGEMENT PLAN

In addition to the responsibilities stated in Clauses 2A.3 and 2A.4 of the FHA, IAE will provide AAH commercially reasonable assistance in all material aspects of the management of maintenance for Eligible Engines including, but not limited to, establishing: (i) an engine removal schedule; (ii) shop visit workscopes; and (iii) an LLP Management Plan.

1.	Engine Removal Schedule

1.1.	The goals of the engine removal schedule will be to: (i) maximize the time on-wing of Eligible Engines; (ii) optimize the time interval between shop visits in order to assist IAE in managing its subcontractors’ shopload, to reduce the Grupo TACA Airlines’ short-term need for spare and leased engines, and to minimize cash flow demands; (iii) reasonably assist the Grupo TACA Airlines in meeting redelivery conditions for Eligible Engines installed on Aircraft subject to operating leases; (iv) reasonably assist the Grupo TACA Airlines in minimizing planned Eligible Engine removals during peak operating seasons; and (v) include stagger of serviceable engines between thrust ratings in order to match LLP life and material life.

1.2.	The engine removal schedule will be based on a reasonable target MTBR which shall be substantiated by IAE (the “Target MTBR”). The Target MTBR will be reviewed annually to adjust engine removal forecasts.

1.3.	The engine removal schedule will be reviewed quarterly and will be adjusted to accommodate any IAE fleet campaigns and special programs.

1.4.	AAH will inform IAE of the redelivery dates of Eligible Engines installed on Aircraft subject to operating leases.

1.5.	If an engine that is in a serviceable condition is removed for off-wing hot section restoration solely to meet return conditions, AAH will pay the Off-Wing Restoration Charge for the actual hours used plus any remaining hours to the then-established Target MTBR. If the operating parameters of any such engine materially differ from AAH’s fleet averages, the Target MTBR of such engine for such purposes will be calculated based on the actual operating parameters of such engine.

2.	Shop Visit Workscopes

2.1.	The goals of establishing the shop visit workscopes will be to: (i) optimize the cost per engine flown hour; and (ii) reasonably assist the Grupo TACA Airlines in meeting redelivery conditions for Eligible Engines installed on Aircraft subject to operating leases; provided, however, such redelivery conditions are not materially different than the maintenance that would have been normally performed under the FHA. Any work performed to meet redelivery conditions that is reasonably determined by IAE to be in excess of work normally undertaken pursuant to the FHA will be considered Excess Work.

2.2.	AAH will inform IAE from time to time of the redelivery conditions for Eligible Engines installed on Aircraft that are the subject of operating leases and the expected redelivery dates of such Eligible Engines.

THIS DOCUMENT CONTAINS INFORMATION PROPRIETARY TO IAE

3.	LLP Management Plan

3.1.	The goal of the LLP Management Plan will be to minimize costs associated with satisfying redelivery conditions for Eligible Engines installed on Aircraft that are the subject of operating leases.

3.2.	AAH shall inform IAE from time to time of the expected lease return dates for Eligible Engines installed on Aircraft that are the subject of operating leases and the relevant LLP return conditions and build standard requirements agreed upon by the Grupo TACA Airline(s) and lessor.

3.3.	Subject in all events to the obligations of the Grupo TACA Airlines lessee under any operating lease to which an Eligible Engine is subject, whenever reasonably possible, AAH will allow IAE to install used LLP’s in Eligible Engines installed on Aircraft subject to operating leases at shop visits made pursuant to the FHA. AAH is responsible for providing LLP’s to IAE at no charge to IAE. All used LLP’s that are installed in Eligible Engines shall be in serviceable condition and shall be furnished to IAE with complete “back to birth” records. IAE will make all commercially reasonable efforts to identify sources of used LLP’s to AAH for use in the LLP Management Plan.

3.4.	The LLP Management Plan will be reviewed at least annually.

THIS DOCUMENT CONTAINS INFORMATION PROPRIETARY TO IAE

Page 27